Exhibit 99.1

NEWS RELEASE for August 21, 2006 AT 6:00 AM EDT
Contact:	William R. Abbott,
Senior Vice President and Chief Financial Officer,
714-649-5000
Investor Relations, 714-649-5027
CARDIOGENESIS ANNOUNCES RESULTS FOR SECOND QUARTER AND FIRST
HALF OF 2006
Company is Current with SEC Filings, 2006 First Half Revenue Up 17% Over Prior Year
FOOTHILL RANCH, CA, August 21, 2006
Cardiogenesis Corporation (CGCP.PK), a leading developer of surgical products and accessories used in angina-relieving procedures, announced today that is current with all required SEC filings, including performance for the second quarter and the first half ended June 30, 2006.
The Company reported that revenues for the second quarter of 2006 totaled $4.392 million, compared to $4.885 million for the same period in 2005, a decrease of 10%. The decrease in second quarter revenues compared to previous year resulted from reduced domestic capital sales and reduced sales outside the United States. For the first half of 2006, revenues increased by 17% to $9.241 million, from revenues of $7.875 million in the same period last year. The increase through the first six months of 2006 is due primarily to an 81% increase in capital sales and a 5% increase in revenue from disposables. During the second quarter of 2006 the company shipped 6 lasers and approximately 800 handpieces. For the first half of 2006, 12 lasers were shipped while handpiece shipments totaled approximately 1,700.
Chairman and Chief Executive Officer Joseph R. Kletzel, II said, “Revenue growth for the first half of 2006 is a result of the focus we have placed on our core TMR business. We plan to continue the top line growth in our core business through concerted efforts to increase utilization of our current installed base as well as continuing to leverage our competitive advantage with the SolarGen 2100s advanced TMR console to target prominent high volume cardiovascular programs both domestically and internationally.”
Research and development costs decreased approximately $0.4 million for both the second quarter and first half of 2006 compared to the same periods in 2005. The decrease in the R&D expense for the three and six months ended June 30, 2006 was primarily due to certain product development expenses in the 2005 periods that did not recur in the current year periods.
Sales, general and administrative expenses decreased approximately $1.7 million for the second quarter and $2.0 million for the first half of 2006 compared to the same periods in 2005. The reduction in SG&A expenses for both the second quarter and first half of 2006 is primarily due to savings generated through the consolidation of sales territories, a reduction in marketing expenses including expenses for exhibitions and meetings and a $600 thousand legal settlement expense in the second quarter of 2005 which did not recur in the current year quarter.
Second quarter operating income was $49 thousand as compared with an operating loss of $1.634 million in the prior year quarter. The Company’s net loss was $152 thousand for the second quarter of 2006 as compared with a net loss of $858 thousand in the prior year quarter. For the first six months of 2006 the Company recorded operating income of $266 thousand as compared with a $3.342 million loss from operations in the first half of 2005. The Company’s net loss totaled $699 thousand for the first half of 2006 compared with a net loss of $3.669 million for the same period in 2005. The net loss includes non-operating, non cash interest and other charges primarily resulting from the valuation of warrants and derivatives related to the convertible debt financing completed in October 2004.
The Company also announced that it has taken specific steps to streamline the organization which it expects will result in savings in the range of $500 thousand to $750 thousand on an annualized basis. Kletzel noted, “We are aligning our organization to support the growth of our core business and to focus resources on identifying and pursuing platform extensions for our current product portfolio as well as potential new applications. We are committed to driving shareholder value through revenue growth and effective management of our cost structure.”
The Company also announced that it is now current with all SEC periodic reporting requirements and that it expects to seek reinstatement of trading of the Company’s stock on the OTC Bulletin Board as soon as reasonably practicable. “We will continue to focus the organization on operational performance and look forward to providing appropriate updates to our shareholders and the investment community going forward,” stated Kletzel.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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